UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
__________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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IMH Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________________________

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M 480.840.8400 F 480.840.8401
7001 N. Scottsdale Rd, Suite 2050
Scottsdale, Arizona 85253

On behalf of the Board of Directors, it is my pleasure to invite you to the 2020 Annual Meeting of Stockholders of IMH Financial Corporation to be held at the Hotel du Pont at 11th and Market Streets, Wilmington, DE 19801, on June 22, 2020 at 9:00 am local time.
In accordance with the rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders over the Internet. It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to our stockholders of record on or about May 5, 2020. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials and vote online, by phone or by mail.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters we expect to be acted upon at the Annual Meeting.
It is important that your shares be represented at the Annual Meeting regardless of the size of your securities holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares online, by mail or by phone. If you plan to attend the Annual Meeting in person, you will be required to present valid photo identification for admittance.
Sincerely,
Chadwick S. Parson
Chief Executive Officer and Chairman of the Board of Directors
April 29, 2020

IMH FINANCIAL CORPORATION

Table of Contents

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS    2
INTRODUCTION    3
GENERAL INFORMATION ABOUT VOTING    3
PROPOSAL ONE: ELECTION OF DIRECTORS    6
CORPORATE GOVERNANCE    10
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM    14
AUDIT COMMITTEE REPORT    15
EXECUTIVE OFFICERS    16
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK    23
RELATED PARTY TRANSACTIONS    25
SUBMISSION OF PROPOSALS FOR NEXT ANNUAL MEETING    32
ANNUAL REPORTS    32
SOLICITATION OF PROXIES    32
OTHER MATTERS    32

IMH Financial Corporation
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona 85253
______________________

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
To Be Held on June 22, 2020
______________________

The Annual Meeting of Stockholders of IMH Financial Corporation, a Delaware corporation, will be held on June 22, 2020 at the Hotel du Pont at 11th and Market Streets, Wilmington, DE 19801, beginning at 9:00 am local time. The matters to be considered and voted upon by stockholders at the Annual Meeting, which are described in detail in the accompanying proxy statement, are:

(1)
to elect as directors the four (4) individuals nominated by our Board of Directors, each to serve until the 2021 annual meeting of stockholders or until such time as their successors are duly elected and qualified; and

(2)	to consider and vote upon a proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
The Board of Directors has fixed April 27, 2020 as the record date for the Annual Meeting. Only holders of record of our Common Stock and Preferred Stock with voting rights as of that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote will be available at the Annual Meeting.
You are entitled to attend the Annual Meeting only if you are a stockholder of the Company on the record date (April 27, 2020) or hold a valid proxy from such a stockholder. You will be required to present valid photo identification for admittance to the Annual Meeting.

By Order of the Board of Directors

Jonathan Brohard
General Counsel and Corporate Secretary
April 29, 2020

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 22, 2020, the Proxy Statement, proxy card and annual report on Form 10-K are available, free of charge, at www.envisionreports.com/IMH.

IMH Financial Corporation
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona 85253

PROXY
STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of IMH Financial Corporation, a Delaware corporation (the “Company,” “we,” “our,” and “us”), of proxies to be used at the annual meeting of stockholders of the Company to be held on June 22, 2020 (the “Annual Meeting”) and at any adjournments or postponements to the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 22, 2020: This Proxy Statement and our annual report on Form 10-K are available on the internet at www.envisionreports.com/IMH. On this site, you will be able to access this Proxy Statement, our annual report on Form 10-K for the fiscal year ended December 31, 2019, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.
GENERAL INFORMATION ABOUT VOTING
Who Can Vote
Record holders of our common and preferred stock with voting rights as of April 27, 2020 are eligible to vote at the Annual Meeting. As of April 27, 2020, we had outstanding (i) 2,003,028 shares of Common Stock, (ii) 3,375,528 shares of Class B-1 Common Stock, (iii) 3,376,660 shares of Class B-2 Common Stock, (iv) 6,909,922 shares of Class B-3 Common Stock, (v) 313,790 shares of Class B-4 Common Stock and (vi) 666,700 shares of Class C Common Stock ((i) through (vi) collectively, the “Common Shares”), 2,604,852 shares of Series B-1 Cumulative Convertible Preferred Stock (the “B-1 Preferred Shares”), 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock (the “B-2 Preferred Shares”), 2,352,941 shares of Series B-3 Cumulative Convertible Preferred Stock (the “B-3 Preferred Shares”), and 1,875,000 shares of Series B-4 Cumulative Convertible Preferred Stock (the “B-4 Preferred Shares,” and with the B-1 Preferred Shares, the B-2 Preferred Shares and the B-3 Preferred Shares, collectively referred to as the “Preferred Shares,” and the Preferred Shares with the Common Shares, sometimes collectively referred to herein as “Shares” or “Voting Shares”). Under our by-laws, each Common Share entitles the holder to one vote on all matters entitled to be voted on by holders of our Common Shares. Under the Second Amended and Restated Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock, and Series B-3 Cumulative Convertible Preferred Stock (the “Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation”) and the Certificate of Designation of Series B-4 Cumulative Convertible Preferred Stock (the “B-4 Certificate of Designation”, and collectively with the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation, the “Series B Certificates of Designation”), both as filed with the Delaware Secretary of State, other than as set forth below, holders of our Preferred Shares vote together as a single class with the holders of our Common Shares and the holders of any other securities issued by the Company that are entitled to vote together with the holders of our Common Shares, with each Preferred Share entitled to such number of votes as are equal to the number of Common Shares into which such Preferred Shares would then be convertible pursuant to the Series B Certificates of Designation which, as of April 27, 2020, the record date for the Annual Meeting, is 67,116 votes. In addition, the Company has issued restricted stock grants to certain of our board members, officers and employees pursuant to which such individuals, as of the record date of the Annual Meeting, hold, in the aggregate, an additional 458,538 votes on all matters entitled to be voted on by the holders of our Common Shares.
Prior to October 24, 2019, all of the B-1 Preferred Shares were continuously held since the Series B Original Issue Date (as that term is defined in the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation) by JCP Realty Partners, LLC, a Delaware limited liability company (“JCP Realty”), and Juniper NVM, LLC, a Delaware limited liability company (“Juniper NVM”, and with JCP Realty, collectively referred to as “Juniper”). On October 24, 2019, JPMorgan Chase Funding, Inc., a Delaware corporation (“Chase Funding”) acquired 873,378 shares of B-1 Preferred Shares from JCP Realty. As of April 27, 2020, the record date for the Annual Meeting: (i) 1,731,474 shares of the B-1 Preferred Shares were held by Juniper and 873,378 shares of the B-1 Preferred Shares were held by Chase Funding; (ii) all of the B-2 Preferred Shares were held and have been continuously held since the JPM Acquisition Date (as that term is defined in the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation) by Chase Funding; and (iii) all of the B-4 Preferred Shares were held and have been continuously held since the JPM Acquisition Date (as that term is defined in the B-4 Certificate of Designation) by Chase Funding.
Pursuant to the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation: (i) for so long as Juniper holds 50% or more of the number of shares of B-1 Preferred Shares issued to it on the Series B Original Issue Date (as that term is defined in the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation), the holders of the B-1 Preferred Shares, voting as a single and separate class, are entitled to vote for the election of one member (the “Series B-1 Director”) of our Board of Directors; (ii) for so long as Chase Funding holds 50% or more of the number of shares of B-2 Preferred Shares it acquired on the JPM Acquisition Date, the holders of the B-2 Preferred Shares, voting as a single aF150nd separate class, are entitled to vote for the election of one member of the Board (the “Series B-2 Director”); and (iii) for so long as (x) Juniper holds 50% or more of the number of shares of B-1 Preferred Shares it was issued on the Series B Original Issue Date and (y) Chase Funding holds 50% or more of the number of shares of the B-2 Preferred Shares it acquired on the JPM Acquisition Date, the holders of our B-1 Preferred Shares and B-2 Preferred Shares, are entitled, voting together as a single and separate class, to vote for the election of one additional independent member of our Board of Directors (the “Series B Independent Director”). Since Juniper holds and has continuously held since the Series B Original Issue Date all of our B-1 Preferred Shares and Chase Funding holds and has continuously held since the JPM Acquisition Date all of our B-2 Preferred Shares: (A) Juniper has the right to designate the Series B-1 Director; (B) Chase Funding has the right to designate the Series B-2 Director; and (C) Juniper and Chase Funding jointly have the right to designate the Series B Independent Director. The Company has received written designations from Juniper and Chase Funding with respect to each of the director positions referenced above and the biographical summaries of each of these three designated directors are included in this Proxy Statement. Accordingly, there are four directors to be elected by the shareholders at the Annual Meeting.
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board. We will bear the expense of soliciting proxies for the Annual Meeting, including the mailing cost. In addition to solicitation by mail, our officers or an outside third party of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. While we may compensate such outside third party for its proxy solicitation services, our officers receive no additional compensation for such services but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation services.
How to Vote
As permitted by rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. It is anticipated that on or about May 5, 2020 we will mail to our stockholders a “Notice of Internet Availability of Proxy Materials” containing instructions on how to access our 2020 Proxy Statement and Annual Report on Form 10-K for the year ending December 31, 2019, and vote online, by phone, in person or by mail. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. If you receive a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow our instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. Choosing to receive your Proxy Materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future Proxy Materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive Proxy Materials by e-mail will remain in effect until you terminate it. Our Annual Report on Form 10-K and this Proxy Statement are available at www.envisionreports.com/IMH. If you attend the Annual Meeting, you may vote in person at the meeting even if you have previously completed your proxy or voted by phone or online.
If your shares are held on your behalf by a third party and are registered in the name of that party or other nominee, then that party is the stockholder of record and you are the beneficial owner. As the beneficial owner of those shares, you are entitled to instruct your nominee as to how to vote your shares. If your shares are held by a third party on your behalf and you wish to attend the Annual Meeting in person and vote at the Annual Meeting, you will need to obtain a legal proxy in your name from that third party.
If you do not specify how you want to vote your shares on your proxy card, or you indicate when voting online or by telephone that you wish to vote as recommended by the Board of Directors, and your shares are not designated as broker non-votes (see below), we will vote them FOR (i) the election of all directors as set forth in Proposal One and (ii) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2020 as set forth in Proposal Two.
A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Generally, banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if they have not received voting instructions prior to the time of the voting on the proposals. Proposal One is not considered a “routine” matter. Proposal Two is considered a “routine” matter.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and presenting it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person

(although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Company’s Secretary at the Company’s principal executive offices, the address of which is noted on the Notice of Annual Meeting, or hand delivered to the Secretary of the Company, before the taking of the vote at the Annual Meeting.
Quorum
The holders of a majority of the issued and outstanding Voting Shares present either in person or by proxy at the Annual Meeting will constitute a quorum for the meeting. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the Annual Meeting in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be postponed or adjourned until a quorum has been obtained.
Required Votes
The director nominees receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any Voting Shares present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of directors, except to the extent that the failure to vote for one or more nominees may result in other nominees receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.
In order to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2020 as described in Proposal Two, the affirmative vote of the holders of at least a majority of the Voting Shares present in person or by proxy at the Annual Meeting is required. The number of shares not voted for approval, broker non-votes and the number of abstention votes cast will be counted as voted against this proposal.
Other Business
We do not intend to bring any business before the Annual Meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the Annual Meeting pursuant to the discretionary authority granted in the proxy.

PROPOSAL ONE:
ELECTION OF DIRECTORS
The Board of Directors currently consists of seven (7) directors: Chadwick S. Parson, Leigh Feuerstein, Dr. Andrew Fishleder, Daniel Rood, Michael M. Racy, Lori Wittman and Jay Wolf. All of our current directors are standing for re-election or in the case of the Series B-1 Director (Jay Wolf), Series B-2 Director (Daniel Rood) and Series B Independent Director (Lori Wittman), re-designation. Messrs. Wolf and Rood have been properly designated to serve as the Series B-1 Director and Series B-2 Director, respectively, for the upcoming year. Ms. Wittman has been properly designated to serve as the Series B Independent Director. Accordingly, only four of the seven available positions on the Board of Directors are subject to election at the Annual Meeting. The Board of Directors has nominated all four current directors standing for re-election and recommends that they be elected to hold office until the next annual meeting of stockholders or their successors are duly elected and qualified.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. Information regarding the nominees is set forth below. The four nominees receiving the greatest number of affirmative votes cast will be elected as directors. Except as otherwise directed on the proxy cards, the proxies will vote all valid proxies for the four nominees listed below.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED BELOW.

NOMINEES FOR DIRECTORS
The Board has recommended the following persons as nominees for election as directors at the Annual Meeting:

Name	First Year as Director	Age	Position
Chadwick S. Parson	2017	51	Chairman of the Board of Directors and Chief Executive Officer
Leigh Feuerstein	2014	48	Director and Chair of the Audit Committee
Dr. Andrew Fishleder	2014	67	Director
Michael M. Racy	2014	57	Director

Chadwick S. Parson joined our Board of Directors in April 2017 and has been our Chief Executive Officer since November 2019. From March 1998 to September 2019, Mr. Parson worked at J.P. Morgan Securities LLC, most recently as a Managing Director in J.P. Morgan’s Special Opportunities Group, an affiliate of Chase Funding, holder of our Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series B-4 Preferred Shares, and Series A Preferred Shares. During his twenty year career at J.P. Morgan’s investment bank, Mr. Parson held several positions in areas which include debt capital markets, credit derivatives and risk, and served as Head of Repackaging for North America. Mr. Parson is a member of the New York Bar Association and practiced as an attorney at Shearman

& Sterling prior to joining J.P. Morgan. In addition to the IMH board, he serves or has served on the boards of seven companies based in the United States, Cayman Islands and Spain. Mr. Parson received a B.A. in 1990 from Duke University and a J.D. in 1995 from Fordham University School of Law. Mr. Parson serves on the Investment Committee of the Board of Directors.
Leigh Feuerstein has served as a director of the Company since July 2014. Mr. Feuerstein is co-founder and CEO of Halen Brands, Inc., a privately-held consumer packaged goods management company with an emphasis in the food segment. From April 2008 to April 2014, Mr. Feuerstein served as chief operating officer and chief financial officer of Element Capital Management LLC, a hedge fund with over $4 billion in assets under management, where he was responsible for overseeing, among other things, accounting, operations, tax and compliance matters, as well as investor relations. In January 1998, Mr. Feuerstein founded Oracle Advisory Services, LLC, a financial advisory and accounting firm, and served as its managing member until April 2008 during which time he was responsible for providing guidance on key operational and deal structure matters to a diverse client base, including multinational corporations, hedge funds, and private equity firms. Mr. Feuerstein is a certified public accountant and earned a Bachelor’s degree in Business Administration from State University of New York-Buffalo. Mr. Feuerstein qualifies as an audit committee financial expert under the rules promulgated by the SEC, and serves as Chair of the Audit Committee of the Board of Directors. We believe Mr. Feuerstein’s qualifications to serve on our Board of Directors include his extensive experience in the asset management industry, his considerable experience in financial and accounting matters, and his experience in the capital markets industry.
Dr. Andrew Fishleder has served as a director of the Company since July 2014. Dr. Fishleder was the Chief Executive Officer of the Cleveland Clinic in Abu Dhabi from 2008 until 2010 where he was responsible for overseeing hospital design, and the development of budgets, business and staffing plans, and start-up hiring. From 2002 to 2008, Dr. Fishleder was Executive Dean at the Cleveland Clinic Lerner College of Medicine of Case Western Reserve University in Cleveland, Ohio (CWRU) where his responsibilities included oversight of budgeting, donor relations, faculty affairs, curriculum development, and the interface between CWRU and Cleveland Clinic. Dr. Fishleder graduated from the University of Michigan Medical School in 1978. Dr. Fishleder presently serves on the Audit Committee and Compensation Committee of our Board of Directors. We believe Dr. Fishleder’s qualifications to serve on our Board of Directors include his extensive leadership experience related to human capital, organizational development and assessing management effectiveness.
Michael M. Racy has served as a director of the Company since July 2014. Mr. Racy has extensive experience in the real estate development and government relations fields. In April 1997, Mr. Racy founded Racy Associates, Inc., a government relations firm for which he has served as President since its founding. Mr. Racy has been involved in significant real estate development projects in multiple sectors and has a considerable amount of experience in obtaining the necessary entitlements for major real estate development projects. Mr. Racy serves on the Compensation Committee of our Board of Directors. We believe Mr. Racy’s qualifications to serve on our Board of Directors include his extensive knowledge of the real estate development industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FOUR NOMINEES.

Director Designee of the Series B-1 Preferred Shares
The holders of our Series B-1 Preferred Shares are entitled to elect an individual designated by the holders of a majority of the Series B-1 Preferred Shares to serve as a member of our Board of Directors (the “Series B-1 Director”). The Series B-1 Director may be removed at any time with or without cause only by a vote of a majority of the Series B-1 Preferred Shares, and any vacancy in the directorship designated by the Series B-1 Preferred Shares may be filled only by a vote of a majority of the Series B-1 Preferred Shares. The holders of the Series B-1 Preferred Shares have re-designated Jay Wolf to serve as the Series B-1 Director. The Board has reviewed the qualifications of Mr. Wolf and believes that Mr. Wolf will make valuable contributions to the Board and the governance of the Company. Mr. Wolf’s biographical information is set forth below:
Jay Wolf (age 47) has served as a director of the Company since July 2014. From February 2019 to the present, Mr. Wolf has been a Managing Partner of Juniper Investment Advisors, an SEC-registered investment adviser, which, among other things, provides certain non-discretionary investment management services for the Company. From July 2010 to the present, Mr. Wolf has been Managing Member of Juniper Capital Partners, LLC, a private investment firm and parent company of Juniper NVM and JCP Realty. From November 2003 until September 2009, Mr. Wolf was a partner at Trinad Capital Management LLC, the manager of an activist hedge fund primarily focused on distressed small-cap public companies where Mr. Wolf assisted portfolio companies through board participation, the assemblage of management teams, and the establishment of business and financial strategies for these companies. Prior to his work at Trinad, Mr. Wolf served as Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd., a marketing communications firm providing advertising, public relations and related services. Mr. Wolf began his career as an analyst in the senior debt department of Canadian Corporate Funding, Ltd., a Toronto-based merchant bank, and subsequently for Trillium Growth Capital, the firm’s venture capital fund. We believe Mr. Wolf’s qualifications to serve on our Board of Directors include his previous and current active advisory role in Juniper’s portfolio of private equity and real estate investments and his prior service on the boards of several public companies, including service as lead independent director. As the Series B-1 Director, Mr. Wolf serves on the Investment Committee of the Board of Directors.
Director Designee of the Series B-2 Preferred Shares
The holders of our Series B-2 Preferred Shares are entitled to elect an individual designated by the holders of a majority of the Series B-2 Preferred Shares to serve as a member of our Board of Directors (the “Series B-2 Director”). The Series B-2 Director may be removed at any time with or without cause only by a vote of a majority of the Series B-2 Preferred Shares, and any vacancy in the directorship designated by the Series B-2 Preferred Shares may be filled only by a vote of a majority of the Series B-2 Preferred Shares. The holders of the Series B-2 Preferred Shares have designated Daniel Rood to serve as the Series B-2 Director. The Board has reviewed the qualifications of Mr. Rood and believes that Mr. Rood will make valuable contributions to the Board and the governance of the Company. Mr. Rood’s biographical information is set forth below:
Daniel Rood (age 48) joined our Board of Directors in October 2019. Since April 1994, Mr. Rood has worked at J.P. Morgan Chase & Co. as an Executive Director. Mr. Rood received a B.A. in Economics in 1993 from the University of Rochester and a Master’s in Business Administration from the New York University School of Business in 2000. We believe Mr. Rood’s qualifications to serve on our Board of Directors include his previous and current active real estate investment and underwriting and capital markets experience. As the Series B-2 Director, Mr. Rood serves on the Investment Committee of the Board of Directors.
Series B Independent Director
For so long as Juniper holds 50% or more of the number of shares of B-1 Preferred Shares it was issued on the Series B Original Issue Date and Chase Funding holds 50% or more of the number of shares of Series B-2 Preferred Shares it acquired on the JPM Acquisition Date, the holders of the B-1 Preferred Shares and B-2 Preferred Shares, are entitled to vote for the election of the Series B Independent Director. Since Juniper holds and has continuously held since the Series B Original Issue Date all of the B-1 Preferred Shares and Chase Funding holds and has continuously held since the JPM Acquisition Date all of the B-2 Preferred Shares, Juniper and Chase Funding jointly have the right to designate the Series B Independent Director. Juniper and Chase Funding have re-designated Lori Wittman to serve as the Series B Independent Director. The Board has reviewed the qualifications of Ms. Wittman and believes that she will make valuable contributions to the Board and the governance of the Company. Ms. Wittman’s biographical information is set forth below:
Lori Wittman (age 61) has served as a director of the Company since July 2014. She has extensive experience in the real estate development industry and until February 2020, served as Executive Vice President and Chief Financial Officer of Big Rock Partners Acquisition Corp., a “blank check” company. She was previously Executive Vice President and Chief Financial Officer of Care Capital Properties, Inc. (“CCP”), a public Real Estate Investment Trust (“REIT”) that was spun-off by Ventas, Inc., where she had served as Senior Vice President of Capital Markets & Investor Relations from August 2015 to August 2017. During her tenure at Ventas, Ms. Wittman had oversight responsibilities for all capital market, investor relations and marketing activities and oversaw the corporate analyst team responsible for the corporate earnings model. From 2006 through 2011, Ms. Wittman was Chief Financial Officer & Managing Principal for Big Rock Partners, LLC, a real estate private equity firm focused on generating returns through development and redevelopment, where she led all capital markets, accounting and investor activities. Ms. Wittman has also served in various capacities for General Growth Properties, Heitman Financial and Homart Development Company, all entities involved in the investment and/or development of real estate. She also served on the Board of Directors and as Head of the Audit Committee of Green Realty Trust, Inc. Ms. Wittman received her MBA with a concentration in Finance and Accounting from the University of Chicago, and her Masters in City Planning in Housing and Real Estate Finance from the University of Pennsylvania. Ms. Wittman serves as a member of our Audit Committee and as Chairperson of the Compensation Committee of the Board of Directors. Since May 2018, Ms. Wittman has served on the Board of Directors of Global Medical Properties Trust (NYSE: GMRE), where she also serves as chair of the audit committee and as a member of the compensation committee. In 2019, Ms. Wittman joined the boards of Freehold Properties and NetSTREIT Properties. She chairs the audit committees of both companies, neither of which are currently SEC reporting companies. Ms. Wittman is also the Treasurer and on the board of directors of the Young Center for Immigrant Children’s Rights, a 501(c)(3) organization focused on protecting and advancing the rights and best interests of immigrant children. We believe that Ms. Wittman’s qualifications to serve on the Board of Directors include her extensive experience in the real estate investment industry, her considerable experience in financial and accounting matters, and her experience in the capital markets industry.

CORPORATE GOVERNANCE
We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written corporate governance policies, including a Code of Business Conduct and Ethics, and the charters for our Audit Committee, Compensation Committee and Investment Committee can be found on our website at www.imhfc.com/investor-relations.
Director Independence
The Board reviews the independence of each director at least annually. During these reviews, the Board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Although our shares are not listed for trading on any national securities exchange, our Board has adopted the independence requirements of the New York Stock Exchange (NYSE) in making its determination regarding the independence of its members. The Board has conducted its annual review of director independence. Based upon the foregoing review, the Board has determined that all of our directors are independent other than Mr. Parson, our Chief Executive Officer, and Messrs. Wolf and Rood, the Series B-1 Director and Series B-2 Director, respectively. Accordingly, our Board of Directors is comprised of a majority of independent directors.
Board and Committee Meetings
The Board of Directors held 10 meetings during 2019. The directors also, on occasion, communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent of all of the directors, in accordance with our Certificate of Incorporation, By-laws and Delaware law. Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Investment Committee. Members of such committees met formally and informally from time to time throughout 2019 on committee matters, with the Audit Committee holding four meetings, the Compensation Committee holding six meetings, and the Investment Committee holding no meetings. Each director attended, in person or by telephone, at least 75% of the meetings of the Board and any committee of which he or she was a member.
Attendance at Annual Meeting
Although the Company does not have a policy with respect to attendance by members of the Board of Directors at its annual meeting of stockholders, all directors are encouraged to attend. None were in attendance at the 2019 meeting other than Mr. Parson.
Committees
General. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an Investment Committee. The Audit Committee and Compensation Committee are comprised solely of independent directors as defined in NYSE listing standards. The Board of Directors has adopted a written charter for each of the committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available on our website at www.imhfc.com/investor-relations/. Stockholders may request copies of these corporate governance documents, free of charge, by writing to IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, Attention: Corporate Secretary.

Audit Committee. The Audit Committee is responsible for, among other things, assisting the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the qualifications and independence of the registered public accounting firm that audits the Company’s financial statements, (iii) the performance of the Company’s auditors; and (iv) the Company’s internal accounting and financial reporting controls. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s auditors. Additionally, the Audit Committee is responsible for approving all related-party transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. Each member of the Audit Committee is an independent director as defined by applicable NYSE listing standards and SEC Rule 10A-3. Each member of the Audit Committee also is financially literate. The current members of the Audit Committee are Leigh Feuerstein (Chair), Dr. Andrew Fishleder and Lori Wittman. The Board of Directors has determined that Leigh Feuerstein is qualified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
Compensation Committee. The Compensation Committee is responsible for, among other things, overseeing (i) the compensation of the Company’s executive officers, (ii) the Company’s overall compensation programs, and (iii) the Company’s talent management and organizational development. The Compensation Committee also is responsible for evaluating the performance of our Chief Executive Officer, reviewing and approving the salary and other compensation (including equity-based incentives) of our Chief Executive Officer, overseeing and administering the Company’s equity and non-equity incentive plans, and engaging and determining the fees of any compensation consultants. The Compensation Committee has the authority to delegate certain authority to one or more executive officers of the Company with respect to changes to, and the administration of, our existing employee benefit plans. In making its compensation decisions and recommendations (other than with respect to the compensation of our Chief Executive Officer), the Compensation Committee takes into account the recommendation of our Chief Executive Officer. Other than giving his recommendation, our Chief Executive Officer does not participate in the Compensation Committee’s decisions regarding his own compensation. The Compensation Committee is appointed by the Board, and consists entirely of independent directors, as defined by applicable NYSE listing standards. The current members of this committee are Lori Wittman (Chair), Dr. Andrew Fishleder and Michael M. Racy.
Investment Committee. The primary purposes of the Investment Committee are to assist the Board in reviewing the Company’s investment policies and strategies and in overseeing the Company’s capital and financial resources. No “Investment” (as defined in the Investment Committee’s Charter, a copy of which is posted on the Company’s website at www.imhfc.com/investor-relations) on behalf of the Company may be made without the Committee’s approval or the approval of a delegate of the Committee pursuant to an appropriate delegation of the Committee’s authority. In order to carry out its mission and function, and subject to the terms of the Company’s Certificate of Incorporation, the Committee has the authority to:

•	review the investment policies, strategies, transactions and programs of the Company and its subsidiaries to ensure they are consistent with the goals and objectives of the Company;

•	evaluate and approve or disapprove each proposed Investment on behalf of the Company;

•
determine whether applicable investment policies are consistently followed and that procedures are in place to ensure that the Company’s investment portfolio is managed in compliance with its policies;

•	review the performance of the investment portfolios of the Company and its subsidiaries; and

•	approve and revise as appropriate, the Company’s investment policies and guidelines.

The current members of the Investment Committee are Chadwick S. Parson (Chair), Daniel Rood and Jay Wolf.
Nominating Committee. We do not have a standing Nominating Committee. Our Board of Directors has determined that it is appropriate for us not to have a Nominating Committee because all of the matters for which a Nominating Committee would be responsible are presently considered by our entire Board of Directors. We do not have a charter that governs the director nomination process. Each member of our Board of Directors participates in the consideration of director nominees other than with respect to the Series B-1 Director, the Series B-2 Director and Series B Independent Director who are designated by the holders of our Preferred Shares. In considering whether to recommend any particular candidate for inclusion in its slate of recommended director nominees, our Board of Directors considers various criteria including the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest, and ability to act in the interests of all stockholders. Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors does not have a policy with regard to the consideration of diversity in identifying director candidates, but our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a whole, should provide a composite mix of experience, knowledge, and abilities that will allow our Board of Directors to fulfill its responsibilities. The Board does not currently use an independent search firm in identifying candidates for service on the Board.
Stockholders may recommend individuals to our Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Assuming that appropriate biographical and background material has been provided on a timely basis, our Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting in which such director nominee will be considered for election;

•	a description of any and all arrangements or understandings between the stockholder and each director nominee;

•	such other information regarding the director nominee that would have been required to be included by the SEC in a proxy statement had the director nominee been named in a proxy statement;

•	a brief description of the director nominee’s qualifications to be a director; and

•	the written consent of the director nominee to serve as a director if so elected.
Subject to meeting the above requirements, the Board evaluates director nominees proposed by stockholders using the same criteria as for other candidates not nominated by stockholders.
Board Leadership Structure
We operate in a dynamic industry. Therefore, the Board of Directors believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman of the Board because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, we believe that he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board of Directors on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of each director in order to maximize his or her contribution to the Board of Directors;

•	ensure that each other member of our Board of Directors has sufficient knowledge and understanding of our business to enable him or her to make informed judgments; and

•	facilitate the flow of information between the Board of Directors and management of the Company.
The Board of Directors believes that by combining the roles of Chairman and Chief Executive Officer in one person, it promotes the strategic development and execution of our business strategies, which is essential to effective governance. The Board has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent directors, as necessary. In addition, the Audit Committee and Compensation Committee are comprised solely of independent directors. We believe that shared leadership responsibility among the independent directors, as opposed to a single lead director, results in increased engagement of the Board of Directors as a whole, and that having a strong, independent group of directors fully engaged is important for good governance.

Board’s Role in Risk Oversight
Our Board of Directors oversees the Company’s risk management efforts by reviewing information provided by management in order to oversee risk identification, risk management, and risk mitigation strategies. Our Board committees assist the Board in overseeing our material risks by focusing on risks related to the particular area of concentration of that committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting, internal control and related-party transaction risks, and our Investment Committee oversees risks associated with the investments of the Company. Each committee reports its discussions of the applicable relevant risks at such Board meetings as appropriate. The full Board of Directors incorporates the insight provided by these reports into its overall risk management analysis.
Communications with Directors
Stockholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management Directors. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address:
Board of Directors
IMH Financial Corporation
c/o Jonathan Brohard, Corporate Secretary
7001 N. Scottsdale Road, Suite 2050
Scottsdale, AZ 85253
All communications received as described above will be opened by our Secretary for the sole purpose of determining whether the contents constitute a communication to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the director or directors to whom it is addressed. In the case of communications to our Board of Directors or to any group of directors, our Secretary will make sufficient copies of the contents to send to each addressee.
Compensation Committee Interlocks and Insider Participation
In 2019, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be construed to constitute an interlocking relationship (as described in Item 407(e)(iii) of SEC Regulation S-K).
Code of Business Conduct and Ethics
The Company’s Code of Business Conduct and Ethics applies to all of its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Business Conduct and Ethics and all Committee charters are posted on the Company’s website at www.imhfc.com/investor-relations/.
Certain Legal Proceedings
In January 2008, Atherton-Newport Investments, LLC (“Atherton-Newport”) filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California, Santa Ana Division. At the time of such filing, Mr. Brohard was an Executive Vice President of Atherton-Newport. The proceeding was dismissed in June 2011.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in our common stock and other equity securities.
Based solely on a review of SEC filings and other procedures performed as deemed necessary, we believe that all Reporting Persons complied with these requirements during 2019.

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2020. The Board of Directors recommends stockholder ratification of the appointment of BDO.
Although stockholder ratification of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of BDO as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of BDO.
Principal Accounting Fees and Services
Audit Fees. The aggregate amount billed by BDO for audit services performed for the fiscal years ended December 31, 2019 and 2018 was $0.5 million and $0.6 million, respectively. Fees include those associated with annual audit services, the review of our quarterly reports on Form 10-Q, and the review of documents to be filed with the SEC.
Audit-Related Fees. The Company paid no fees to BDO for audit-related services for the fiscal years ended December 31, 2019 or 2018.
Tax Fees. The Company neither incurred nor paid any fees for tax-related services to BDO in the fiscal years ended December 31, 2019 or 2018.
All Other Fees. No other fees for any other services not included above were incurred in 2019 or 2018.
The Audit Committee must pre-approve all audit and permitted non-audit services to be provided by our principal independent registered public accounting firm. Each year, the Audit Committee approves the retention of the independent registered public accounting firm to audit our financial statements, including the associated fees. All of the services described above were approved by the Audit Committee. The Audit Committee has considered whether the provisions of such services, including non-audit services, by BDO is compatible with maintaining BDO’s independence and has concluded that it is.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is composed of three directors, all of whom are independent in accordance with the applicable NYSE listing standards and by applicable laws and rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board of Directors. The charter imposes on the Audit Committee the duties and responsibilities imposed upon audit committees generally by applicable legal requirements and regulations, particularly those contained in the Sarbanes-Oxley Act of 2002 (“SOX”) and the SEC rules promulgated pursuant to SOX. The written charter of the Audit Committee is posted and available on our website at www.imhfc.com.
Management is responsible for the Company’s internal controls and financial reporting process. BDO, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.
In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management follows appropriate accounting and financial reporting principles or maintains appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or the audited financial statements are presented in accordance with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with the Company’s management and BDO the audited consolidated financial statements of the Company for the year ended December 31, 2019. The Audit Committee also has discussed with BDO the matters required to be discussed by Auditing Standard 1301 — Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee has also received and reviewed the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding auditor communications with the Audit Committee concerning independence, and has discussed with BDO their independence. The Audit Committee also has considered whether BDO’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Leigh Feuerstein, Chair
Dr. Andrew Fishleder
Lori Wittman

EXECUTIVE OFFICERS
The following table summarizes information regarding the current executive officers of the Company:

Name	Age	Title
Chadwick S. Parson	51	Chief Executive Officer and Chairman of the Board of Directors
Jonathan T. Brohard	51	Executive Vice President, General Counsel and Secretary
Samuel J. Montes	53	Chief Financial Officer

Chadwick S. Parson (age 51) joined our Board of Directors in April 2017, and was appointed to serve as the Company’s Chief Executive Officer and Chairman of the Board effective as of November 1, 2019. From March 1998 to September 2019, Mr. Parson worked at J.P. Morgan Securities LLC, most recently as a Managing Director in J.P. Morgan’s Special Opportunities Group, an affiliate of Chase Funding, holder of our Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series B-4 Preferred Shares, and Series A Preferred Shares. During his twenty year career at J.P. Morgan’s investment bank, Mr. Parson held several positions in areas which include debt capital markets, credit derivatives and risk, and served as Head of Repackaging for North America. Mr. Parson is a member of the New York Bar Association and practiced as an attorney at Shearman & Sterling prior to joining J.P. Morgan. In addition to the IMH board, he serves or has served on the boards of seven companies based in the United States, Cayman Islands and Spain. Mr. Parson received a B.A. in 1990 from Duke University and a J.D. in 1995 from Fordham University School of Law. Mr. Parson serves on the Investment Committee of the Board of Directors.
Jonathan T. Brohard has served as our Executive Vice President & General Counsel since January 2015. Mr. Brohard also serves as our Chief Compliance Officer, Director of Human Resources and Corporate Secretary. From July 2011 until January 2015, Mr. Brohard was an equity shareholder at Polsinelli, PC, a national AmLaw 100 law firm, where he focused his practice on advising clients with respect to real estate acquisitions and real estate development matters, complex financing structures, including institutional debt and equity, private equity, joint ventures and syndications. From January 2010 to July 2011, Mr. Brohard served in various executive positions with American Spectrum Realty Management, a real estate investment and management company with more than 135 properties located across 22 states and more than 240 employees. From 2004 until 2010, Mr. Brohard served as Executive Vice President of Atherton-Newport Investments, LLC, a real estate investment firm. Mr. Brohard received his B.S. in Finance, summa cum laude, from West Virginia University, and his law degree from the University of Virginia.
Samuel J. Montes has served as our Chief Financial Officer since April 2016. Mr. Montes joined IMH in April 2007 and since that time has served in the various capacities of Controller, Director of Financial Reporting and Compliance, Vice President of Finance and Senior Vice President of Finance. Prior to joining IMH, Mr. Montes served as Senior Financial Analyst from September 2005 through March 2007 for Picerne Real Estate Group, a privately-owned, national real estate developer and manager of multi-family residential housing. From November 2004 through August 2005, Mr. Montes served as the Director of Finance for Childhelp USA, a national not-for-profit organization. Mr. Montes’ prior experience includes over 13 years with international public accounting firms, where he worked with real estate, gaming and public sector clients. Mr. Montes has over 25 years of experience in finance and accounting, primarily in the real estate industry. Mr. Montes graduated from California State University of Los Angeles with a Bachelor of Science Degree in Business Administration with a focus in Accounting.

Executive Compensation
Summary Compensation Table
The following table summarizes compensation information for the Company’s Chief Executive Officer, Executive Vice President, and Chief Financial Officer who are the only named executive officers for the fiscal years ended December 31, 2019 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Chadwick Parson, Chief Executive Officer and Chairman of the Board of Directors	2019(8) 2018	$125,000 --	-- --	$585,360 --	$5,028(2) --	$715,388 --
Lawrence D. Bain, Chief Executive Officer and Chairman of the Board of Directors	2019(9) 2018	674,168 1,145,352	600,000 200,100	-- --	343,296(3) 194,417 (3)	1,617,464 1,750,507
Samuel J. Montes, Chief Financial Officer	2019 2018	291,748 283,250	50,000(7) 76,903 (7)	35,528 --	13,223(5) 21,360 (5)	390,498 381,514
Jonathan T. Brohard, Executive Vice President, General Counsel and Secretary	2019 2018	478,341 464,609	112,500(4) 177,284(4)	53,293 67,254	19,585(6) 34,701 (6)	663,719 743,648
________________

(1)
The amounts reported in this column reflect the non-cash, aggregate fair value of time-vested restricted stock units and stock option awards at the grant date computed in accordance with FASB ASC Topic 718 “Stock Compensation.”

(2)	Includes life insurance premiums paid by the Company for the year ended December 31, 2019.

(3)
Includes $190,000 paid during the year ended December 31, 2019 under the terms of certain consulting agreements with Mr. Bain for interim CEO consulting services and asset management services following the termination of Mr. Bain’s employment agreement. Also includes Company contributions of $17,439 and $7,342 to the Company’s 401(k) program, $56,107 and $51,425 in life and disability insurance premiums paid by the Company, $0 and $41,543 in payout of accrued vacation, and $79,751 and $94,107 paid under Mr. Bain’s employment agreement in connection with the disposition of certain legacy assets held by the Company sold at values in excess of 110% of their carrying value as of December 31, 2010, for the years ended December 31, 2019 and 2018, respectively.

(4)
The 2019 amount reflects a board-approved discretionary bonus of $112,500. The 2018 amount includes (i) the payout of $42,284 of previously-awarded deferred compensation and (ii) a board-approved discretionary bonus of $135,000.

(5)
Includes Company contributions of $10,267 and $11,000 to the Company’s 401(k) program, $2,956 and $2,956 in disability insurance premiums paid by the Company, and $0 and $7,404 in payout of accrued vacation for the years ended December 31, 2019 and 2018, respectively.

(6)
Other compensation includes Company contributions of $5,297 and $11,000 to the Company’s 401(k) program, $7,143 and $6,612 in disability insurance premiums paid by the Company, and $7,145 and $17,089 in payout of accrued vacation for the years ended December 31, 2019 and 2018, respectively.

(7)
The 2019 amount reflects a board-approved discretionary bonus of $50,000. The 2018 amount includes (i) the payout of $26,903 of previously awarded deferred compensation and (ii) a board-approved discretionary bonus of $50,000.

(8)	Mr. Parson entered into an Executive Employment Agreement pursuant to which he was appointed Chief Executive Officer and Chairman of the Board effective as of November 1, 2019.

(9)	Mr. Bain’s service as our Chief Executive Officer terminated effective as of October 31, 2019.

Outstanding Equity Awards as of Fiscal Year End
The following table provides certain information with respect to equity awards outstanding at December 31, 2019:

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price($)	Option Expiration Date
Lawrence D. Bain, former Chief Executive Officer (terminated as of October 31, 2019)	150,000(1) 1,000,000(2)	$9.58 $1.72	June 30, 2021 July 24, 2024
Samuel J. Montes, Chief Financial Officer	35,000(1) 65,000(3)	$9.58 $1.72	June 30, 2021 April 1, 2025

(1)	These options were issued to Messrs. Bain and Montes in July 2011 and vested over a three–year period that ended in July 2014.

(2)	These constitute warrants that were issued to an affiliate of Mr. Bain in July 2014 and immediately vested.

(3)	These options vested ratably in three equal annual installments, the last installment vesting on May 31, 2018.

Narrative Disclosure to Summary Compensation Table
Executive Compensation Philosophy and Objectives
We seek to encourage highly qualified and talented executives to maintain their employment with us for an extended period of time and, as such, we endeavor to compensate our executives, including the named executive officers, at rates that we believe to be at or above market. Our executive compensation program is guided by the following key principles:

•	compensation should be fair to both the executive and us;

•	total compensation opportunities should be at levels that are highly competitive for comparable positions at companies with whom we compete for talent;

•	financial incentives should be available to our executives to achieve key financial and operational objectives set by our Board of Directors; and

•	an appropriate mix of fixed and variable pay components should be utilized to establish a “pay-for-performance” oriented compensation program.
Our executive compensation program takes into consideration the following: (i) the marketplace for the individuals that we seek to attract, retain and motivate; (ii) our past practices; and (iii) the talents that each individual executive brings to us. Except in certain instances when we bring on a new executive officer, and in the first quarter of 2020 when we engaged a compensation consultant to review various retention bonuses payable to employees during the uncertain environment created by the COVID-19 pandemic, we have not utilized the services of a compensation consultant to provide advice or recommendations on the amount or form of executive compensation and have not engaged in any formal benchmarking. Rather, compensation decisions have historically been based exclusively on the market knowledge of our Board of Directors and Compensation Committee, as supplemented by other of our personnel.

Elements of Compensation
The principal elements of the Company’s executive compensation program consist of base salary, long-term incentives (equity-based compensation) and short-term incentives (cash bonuses), and other benefits generally available to the Company’s employees, including our 401(k) plan. The Company does not have any pre-established policy or target for the allocation between base and incentive compensation, cash or equity compensation, or short-term or long-term compensation. The Company does not maintain any defined-benefit pension plans or other supplemental executive retirement plans for the Company’s named executive officers, and the Company’s named executive officers have been entitled to only limited perquisites.
Base Salary. Base salary is a compensation element that is not at risk and is designed to compensate the Company’s named executive officers for their roles and responsibilities and provide a stable and fixed level of compensation that serves as a retention tool. Each executive’s base salary is determined based on the executive’s role and responsibilities, unique skills and future potential, as well as the Company’s financial condition and available resources.
Short-Term Cash Incentive Opportunity. The Company maintains a bonus plan to provide its executive officers and certain other employees with annual cash incentives for superior performance. Executive officers are eligible for an annual bonus based upon the size of an Executive Bonus Pool (which is to be no less than 10% of a modified pre-tax earnings (“MPTE”) target established by the Compensation Committee) and each participant’s percentage interest in the Executive Bonus Pool. If the Company achieves between 60% and 100% of the MPTE target, a sliding scale is used to determine the amount of the Executive Bonus Pool for that plan year. If the Company’s actual MPTE exceeds the MPTE target established for that plan year, the Compensation Committee, in its discretion, may increase the Executive Bonus Pool. If the Company achieves less than 60% of the MPTE target, then no bonuses are payable under the plan. However, the Compensation Committee may establish discretion in approving annual bonuses for all employees.
Long-Term Equity Incentive Opportunity. Equity-based compensation is discretionary, and is administered by the Compensation Committee. Equity-based compensation awarded to the Company’s named executive officers is summarized above.
Employment Agreements
The Company believes that entering into employment agreements with each of its named executive officers is necessary in order to attract and retain talented and experienced individuals for the Company’s senior level positions. In addition to base salary, each employment agreement provides the executive officer with the opportunity to earn cash and equity-based bonus compensation. In this way, the employment agreements help the Company meet the initial objective of its compensation program. For more details of these employment agreements and arrangements, see the disclosure under “Executive Compensation - Summary Compensation Table.”
2010 Employee Stock Incentive Plan
Under the First Amended and Restated 2010 IMH Financial Corporation Employee Stock Incentive Plan (the “2010 Equity Incentive Plan”), the Company can grant equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, and other stock-based awards, which are used to attract, retain and motivate qualified employees. The Company believes that the equity-based awards available under our 2010 Equity Incentive Plan help align the interests of award recipients with the interests of our stockholders.

During the year ended December 31, 2019, the Company issued 332,722 shares of common stock pursuant to previous grants of restricted stock awards. During the year ended December 31, 2019, the Company granted 474,405 shares of restricted stock to certain executives of the Company, net of certain elections made by the executives under Section 83(b) of the Code and the award agreements, vesting in three equal parts on each of January 1, 2020, January 1, 2021, and January 1, 2022. We granted 117,449 options to employees pursuant to our 2010 Equity Incentive Plan during the year ended December 31, 2019 which have an exercise price of $2.69 per share and have an estimated fair value of $1.09 per option and all options vest ratably over a three year term. During the year ended December 31, 2019, 67,715 options were forfeited. During the year ended December 31, 2018, 63,849 options were forfeited. In addition, during the year ended December 31, 2018, the Company issued a total of 74,136 shares of restricted common stock to our non-employee independent directors pursuant to the 2014 Non-Employee Director Compensation Plan for fiscal year 2017.
Deferred Compensation Program
In November 2014, the Compensation Committee approved the adoption of the IMH Financial Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) which, among other things, allows eligible employees and non-employee directors of the Company to defer up to 90% of their base salaries or director fees, as applicable, and up to 90% of their bonuses. The Deferred Compensation Plan also allows the Company to credit additional amounts to the bookkeeping accounts maintained on behalf of the participants in such amounts as may be determined by the Compensation Committee. Such discretionary credits will generally be subject to vesting restrictions.
Additional Compensation Programs
In addition to the compensation programs described above, the Company may establish other compensation plans and programs for the benefit of its executive officers and other employees, including, but not limited to, additional short or long-term incentive compensation plans and severance, change-in-control or other similar benefit plans.
Section 162(m) Policy
Section 162(m) of the Code generally disallows a tax deduction by publicly held corporations for compensation over $1 million paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. In order to deduct option awards and annual bonuses under Section 162(m), the option awards and bonuses must be approved by a Compensation Committee consisting solely of independent directors. Notwithstanding the foregoing, the Company may not preserve the deductibility of compensation in all cases.
Employment, Change in Control and Severance Agreements
Under the terms of the respective employment agreements with each of Messrs. Parson, Brohard and Montes, various provisions exist with respect to a change in control of the Company, termination for cause, and termination for good reason, as such terms are defined in the executive’s respective employment agreement.
Effective August 30, 2019, the Company and Chadwick Parson entered into an Executive Employment Agreement (the “Parson Employment Agreement”) pursuant to which, effective November 1, 2019 (the “Commencement Date”), Mr. Parson began serving as the Company’s Chief Executive Officer and was appointed as Chairman of the Board of Directors. The initial term of the Parson Employment Agreement runs through December 31, 2024 (the “Initial Term”). The Initial Term shall automatically be extended for successive one-year periods, unless otherwise terminated (i) for cause or (ii) in the event that the Company or Mr. Parson notifies the other party in writing that the Initial Term (or any subsequent renewal term) shall not be renewed, no later than the 180 days prior to the expiration of such term.
In exchange for Mr. Parson’s services, the Company has agreed to pay Mr. Parson an annual base salary of $800,000 (subject to a 3% annual cost of living increase), which may be reduced by the Company, but in no event to an amount less than $500,000, if the Company does not secure at least $75.0 million in new capital by the 30-month anniversary of the Commencement Date. Mr. Parson is also entitled to annual incentive compensation based on objectives as may be set forth by the Board’s Compensation Committee. Mr. Parson shall also be entitled to earn a one-time cash bonus of $900,000 in the event the Company closes a restructuring or recapitalization event within 30 months of the Commencement Date, which shall be payable within 30 days following such restructuring or recapitalization event. In addition, the Company agreed to award Mr. Parson, on the Commencement Date, 400,000 restricted shares of the Company’s common stock under the terms of an award agreement entered into between the Company and Mr. Parson pursuant to the terms and provisions of the 2010 Equity Incentive Plan. Those shares vest ratably over a three year period from the Commencement Date, unless such vesting is otherwise accelerated as set forth in the award agreement. Under this Agreement, Mr. Parson was entitled to a relocation allowance of up to $0.2 million of which $22,000 has been paid to him through December 31, 2019.
In the event of termination without Cause or if Mr. Parson resigns with Good Reason (as both terms are defined in the Parson Employment Agreement), Mr. Parson will be entitled to any unpaid accrued amounts due, the immediate vesting of all unvested equity-based grants, a prorated amount of any incentive compensation earned during the year of termination, and severance pay equal to the amount of any base salary that would be otherwise payable throughout the Initial Term (and if terminated after the third anniversary of the Commencement Date, an additional amount equal to the one year of base pay), but in no event shall the severance amount exceed three times his base salary.
Upon any termination of Mr. Brohard during his employment period with the Company, Mr. Brohard, or his estate, shall in all events be paid all accrued but unpaid base salary and benefits, provided that in the event that Mr. Brohard is terminated with cause or Mr. Brohard resigns without good reason, then Mr. Brohard will not be eligible to receive any unpaid bonus arising out of the Company’s executive bonus pool or any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of Mr. Brohard’s termination without cause or as a result of a disability, or if Mr. Brohard resigns with good reason, Mr. Brohard will also be entitled to a severance payment equal to $1,425,000 less any base salary and guaranteed bonus paid for the year of termination, provided, however, that if such termination occurs after the 24 month anniversary of his employment but before the 36 month anniversary of his employment, or during any extension period, the severance payment shall be equal to one year’s base salary plus any unpaid bonus arising out of the Company’s executive bonus pool and any bonus arising out of a bonus program created to reduce the use of outside legal resources. Upon Mr. Brohard’s death, his estate or designated beneficiary will also be entitled to be paid a pro rata portion of any bonus arising out of the Company’s executive bonus pool and any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of a change in control of the Company, or if Mr. Brohard is terminated without cause, or as a result of his death, all of Mr. Brohard’s unvested equity-based awards that have been granted by the Company shall become fully vested.
Upon any termination of Mr. Montes during his employment period with the Company, Mr. Montes, or his estate, shall in all events be paid all accrued but unpaid base salary and benefits, provided that in the event that Mr.

Montes is terminated with cause or Mr. Montes resigns without good reason, then Mr. Montes will not be eligible to receive any unpaid bonus arising out of the Company’s executive bonus pool or any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of Mr. Montes’ termination without cause or as a result of a disability, or if Mr. Montes resigns with good reason, Mr. Montes will also be entitled to a severance payment equal to 50% of his base salary and guaranteed bonus paid for the year of termination. Upon Mr. Montes’ death, his estate or designated beneficiary will also be entitled to be paid a pro rata portion of any bonus arising out of the Company’s executive bonus pool. In the event of a change in control of the Company, or if Mr. Montes is terminated without cause, or as a result of his death, all of Mr. Montes’ unvested equity-based awards that have been granted by the Company shall become fully vested.
The payment of any severance payment is conditioned upon the executive executing and not revoking a customary separation agreement, including customary restrictive covenants.

Director Compensation
Under our current director compensation program, each non-employee and independent director of the Company is entitled to receive the following: (i) an annual cash retainer of $40,000 payable in advance in equal quarterly installments; (ii) a cash payment of $2,500 for each attended board meeting; and (iii) an annual grant of restricted common stock in an amount equal to $20,000 based on the fair market value of such shares to vest twelve months after the date of grant. In addition, each independent director is entitled to receive a cash payment of $50,000 upon his initial election or appointment to the Board, payable on the second anniversary of such director’s appointment or election provided the director is then serving as a director as of such second anniversary date. Each member of the Audit Committee receives an annual cash fee of $12,500, except in the case of the Chairperson of the Audit Committee, who receives an annual cash fee of $25,000, and each member of the Audit Committee also receive a cash payment of $1,500 for each attended committee meeting. Each member of the Compensation Committee receives an annual cash fee of $5,000, except in the case of the Chairperson of the Compensation Committee, who receives an annual cash fee of $10,000. Each member of the Compensation Committee also receives a cash payment of $1,000 for each attended committee meeting. Each member of the Investment Committee receives a cash payment of $5,000 for each investment opportunity brought before the Investment Committee for approval.
The following table sets forth information regarding fiscal 2019 compensation for each director other than Mr. Parson, whose compensation is set forth above in the Summary Compensation table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation(1)	Total
Leigh Feuerstein(2)	$91,000	—	$12,280	$103,280
Andrew Fishleder, M.D.(2)	75,500	—	91	75,591
Michael M. Racy(2)	67,000	—	2,219	69,219
Lori Wittman(2)	110,500	—	7,904	118,404
Jay Wolf	—	—	15,920	15,920
Daniel Rood	—	—	—	—
______________

(1)
Includes travel related expense reimbursements. Does not include: (i) consulting fees of $0.2 million paid in fiscal year 2019 to JCP Realty, an affiliate of Mr. Wolf, pursuant to the JCP Consulting Agreement, advisory fees of $0.1 million paid in fiscal year 2019 to Juniper Investment Advisors, LLC (“JIA”), an affiliate of Mr. Wolf, pursuant to the JIA Asset Management Agreement and $0.1 million in fees in connection with the disposition of certain legacy assets held by the Company sold at values in excess of 110% of their carrying values. See “Certain Relationships and Related Party Transactions” for further information regarding the terms of these agreements.

(2)
Each non-employee and independent director of the Company is entitled to an annual grant of restricted common stock in an amount equal to $20,000 based on the fair market value of such shares. However, no such awards were issued during 2019 but are expected to be issued in 2020.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following tables set forth certain information regarding the number of voting securities beneficially owned, as of April 27, 2020, by:

•
each person known by us to beneficially own more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D filed with the SEC and the information contained in those filings;

•	each of our present directors;

•	each of our present named executive officers; and

•	all of our present directors and named executive officers as a group.
Unless otherwise indicated, the address for each person included in the table is c/o IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253.
As of April 27, 2020, we had outstanding (i) 2,003,028 shares of Common Stock, (ii) 3,375,528 shares of Class B-1 Common Stock, (iii) 3,376,660 shares of Class B-2 Common Stock, (iv) 6,909,922 shares of Class B-3 Common Stock, (v) 313,790 shares of Class B-4 Common Stock and (vi) 666,700 shares of Class C Common Stock, (vii) 2,604,852 shares of Series B-1 Cumulative Convertible Preferred Stock (the “B-1 Preferred Shares”), (viii) 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock (the “B-2 Preferred Shares”), 2,352,941 shares of Series B-3 Cumulative Convertible Preferred Stock (the “B-3 Preferred Shares”), and 1,875,000 shares of Series B-4 Cumulative Convertible Preferred Stock.
Each share of our outstanding Preferred Shares is convertible immediately, at the sole discretion of the holder, into a number of Common Shares determined by dividing (i) the sum of (a) the initial purchase price paid for such shares (the “Original Price”) and (b) all accrued and unpaid dividends on the Preferred Shares by (ii) the then effective conversion price, which is the Original Price, as adjusted from time to time in accordance with the terms of the Series B Certificates of Designation. As of April 27, 2020, the record date, the number of Common Shares into which the Preferred Shares are convertible is 12,495,057.
Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from April 27, 2020.
Except as indicated in the footnotes to the table below and pursuant to state community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
JPMorgan Chase Funding Inc. (2)	10,696,467	32.5%
Juniper Capital Partners, LLC(3)	2,731,474	8.3%

(1)
The percentages of our common stock beneficially owned was calculated based on 32,889,932 common stock equivalents consisting of the 16,645,628 Common Shares issued and outstanding, 12,427,941 Preferred Shares convertible into our Common Shares, warrants and options for the purchase of 3,357,825 shares of Common Stock exercisable within 60 days of April 27, 2020, and unvested restricted stock awards for 458,538 common shares, the vesting of which are subject to the restricted stock agreements but have voting rights as to all shares as of the date of each such agreement. The amount of common stock equivalents does not take into account the additional 67,116 Common Shares into which the currently outstanding Preferred Shares are convertible as of the record date of April 27, 2020 under the Series B Certificates of Designation.

(2)
The Schedule 13Ds for JPMorgan Chase Funding Inc. includes JPMorgan Chase & Co., a Delaware corporation. The address for both of these parties is 383 Madison Avenue, New York, New York 10179. Does not include the right to vote an additional 56,727 shares as of the record date of April 27, 2020 pursuant to the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation and the B-4 Certificate of Designation.

(3)
The Schedule 13D for Juniper Capital Partners, LLC includes Juniper NVM, JCP Realty and Jay Wolf. The address for all of these parties is 11150 Santa Monica Blvd., Suite 1400, Los Angeles, California 90025. Includes 1,000,000 shares that Juniper NVM has the right to acquire by exercising a warrant that is exercisable within 60 days of April 27, 2020, the record date. Does not include the right to vote an additional 10,389 shares as of the record date of April 27, 2020 pursuant to the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation.

Security Ownership of Named Executive Officers and Directors

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Chadwick S. Parson	400,000(1)	1.2
Jonathan T. Brohard	132,138(1)	*
Samuel J. Montes	243,651(2)	*
Leigh Feuerstein	59,355	*
Andrew Fishleder, M.D.	60,457	*
Michael M. Racy	59,355	*
Daniel Rood	10,696,467(3)	32.5
Lori Wittman	59,355	*
Jay Wolf	2,731,474(4)	8.3
All directors and executive officers as a group (9 persons)	14,442,252	43.9

*    Less than 1% of the number of shares of common stock outstanding.

(1)	Includes the award of 21,877 shares of unvested restricted Common Stock which are subject to vesting and other restrictions, but with voting rights as to all shares as of the date of the award.

(2)
Includes the award of 12,400 shares of unvested restricted Common Stock which are subject to vesting and other restrictions, but with voting rights as to all shares as of the date of the award, and the award of

100,000 shares of Common Stock that Mr. Montes has the right to acquire by exercising options that are exercisable within 60 days of April 27, 2020.

(3)
Reflects the share information set forth on the Schedule 13D/A filed by Chase Funding on September 27, 2019. Excludes the 56,727 additional shares of Common Stock into which the shares of the Series B-2 and Series B-3 Preferred Stock held by Chase Funding are convertible as of April 27, 2020 pursuant to the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation. Mr. Rood disclaims beneficial ownership of all of these shares.

(4)
Reflects the share information set forth on the Schedule 13D/A filed by Juniper Capital Partners, LLC and Juniper NVM, LLC on October 30, 2019. Excludes the 10,389 additional shares of Common Stock into which the shares of the Series B-1 Preferred Stock held by Juniper NVM and JCP Realty are convertible as of April 27, 2020 pursuant to the Second Amended and Restated B-1, B-2 and B-3 Certificate of Designation.

RELATED PARTY TRANSACTIONS
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders.
The following related-party transactions have occurred or been entered into since January 1, 2019.
Consulting Services Agreement with JCP Realty Advisors, LLC
In July 2014, the Company and JCP Realty Advisors, LLC (“JCP”) entered into a consulting services agreement (the “Consulting Agreement”) pursuant to which JCP agreed to perform various services for the Company, including, but not limited to, (a) advising the Company with respect to identifying, structuring, and analyzing investment opportunities, and (b) assisting the Company in managing and liquidating assets, including non-performing assets. Our director, Jay Wolf, is the Managing Member of Juniper Capital Partners, the parent company of JCP. The initial term of the Consulting Agreement was three years and was automatically renewable for an additional two years unless notice of termination was provided by either party. The Company and JCP entered into an amendment of the Consulting Agreement dated October 17, 2017 pursuant to which: (i) the term was extended for two years; (ii) the annual base consulting fee was reduced from $0.6 million to $0.45 million (subject to possible upward adjustment based on an annual review by our board of directors); and (iii) JCP is entitled to receive a maximum 1.25% origination fee on any loans or investments in real estate, preferred equity or mezzanine securities that are originated or identified by JCP (subject to a reduced fee based on the increasing size of the loan or investment). JCP is also entitled to legacy fee payments derived from the disposition of certain assets held by the Company as of December 31, 2010 to persons or opportunities arising through the efforts of JCP equal to 5.5% of the positive difference derived by subtracting (i) 110% of our December 31, 2010 valuation mark of that asset from (ii) the gross sales proceeds received from the sale of that asset (on a legacy asset by asset basis without any offset for losses realized on any individual asset sales). During the year ended December 31, 2019, we incurred base consulting fees to JCP of $0.2 million and JCP earned legacy fees of $0.1 million. The Consulting Agreement was terminated on July 24, 2019.
Series B-4 Cumulative Convertible Preferred Stock Subscription Agreement
On September 25, 2019, the Company entered into a Series B-4 Cumulative Convertible Preferred Stock Subscription Agreement (the “Series B-4 Subscription Agreement”) with Chase Funding pursuant to which Chase Funding purchased 1,875,000 shares of the Company’s Series B-4 Cumulative Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Series B-4 Preferred Stock”) at a purchase price of $3.20 per share, for a total purchase price of $6.0 million. The Series B-4 Subscription Agreement contains various representations, warranties and other obligations and terms that are commonly contained in a subscription agreement of this nature.
Third Amended and Restated Investment Agreement
On September 25, 2019, concurrent with the execution of the Series B-4 Subscription Agreement, the Company, Juniper, and Chase Funding entered into the Third Amended and Restated Investment Agreement (the “Third A&R Investment Agreement”) pursuant to which the Company made certain representations and agreed to abide by certain covenants, including, but not limited to, (i) a covenant that the Company take all commercially reasonable actions as are reasonably necessary for the Company to be eligible to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), commonly referred to as the “Real Estate Exemption” and to use its best efforts to remain eligible to rely on that exemption at all times thereafter; and (ii) a covenant that the Company, within five (5) days of filing a quarterly or annual report with the SEC, deliver to Juniper and Chase Funding a written statement setting forth in reasonable detail the information and calculations reasonably necessary for Juniper and Chase Funding to determine whether the Company is then in compliance with the Real Estate Exemption or in the event the Company is not then in compliance, cause to be delivered to Juniper and Chase Funding a written opinion of the Company’s outside legal counsel that the Company is not an investment company as defined in Section 3(a)(1) of the Investment Company Act without relying on an exclusion from the definition of “investment company” in Section 3(b) or Section 3(c) of the Investment Company Act or an exclusion in any rule promulgated under the Investment Company Act. The agreement further provides that the Company may not take any action, the result of which would reasonably be expected to cause the Company to become ineligible for the Real Estate Exemption without the prior written consent of Juniper and Chase Funding. The Company further agreed to refrain from taking certain actions prohibited by Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the rules and regulations adopted thereunder, until such time as Chase Funding determines, in its sole discretion, that Chase Funding could not be deemed to be an affiliate of the Company for purposes of the BHCA. In the event Chase Funding determines, in its sole discretion, that the Company violates any of the above covenants, and that violation is not cured within the period of time specified in the agreement, Juniper and Chase Funding have the right to demand that the Company purchase all of their Series B Preferred Shares at the Required Redemption Price as set forth in the Series B Certificates.

Second Amended and Restated Investors’ Rights Agreement:
On September 25, 2019, concurrent with the execution of the Series B-4 Subscription Agreement, the Company, Juniper and Chase Funding entered into the Second Amended and Restated Investors’ Rights Agreement pursuant to which Juniper and Chase Funding were granted certain demand and other registration rights to cause the shares of Company common stock issuable upon conversion of the shares of Series B Preferred Stock to be registered under the Securities Act of 1933, as amended, (the “1933 Act”). These registration rights may not be exercised unless and until any of the Company’s equity securities are listed on a national securities exchange. Pursuant to the Rights Agreement, a person holding at least 30% of any single series of the Series B Preferred Stock, or if none, the holders of 50% of the registrable securities (each, a “Major Investor”), have the right to demand the Company register that person(s)’ registrable securities on a Form S-11 or other similar long-form registration statement, provided that such demand rights are subject to certain limitations and conditions, including that the holder must expect that the registration of the shares will result in aggregate gross cash proceeds in excess of $10,000,000. Additionally, if all of the issued and outstanding shares of Series B Preferred Stock are converted into Common Stock or a Major Investor has notified the Company of their intent to convert their Series B Preferred Shares into Common Stock, the Company will be obligated to file a registration statement with the SEC in accordance with Rule 415 promulgated under the 1933 Act.
In addition to the foregoing registration rights, the Major Investors have certain rights to cause their registerable shares to be a part of an underwritten offering, either through their demand rights or the shelf registration rights outlined above. The agreement imposes various conditions on the Major Investors’ rights thereunder, including, but not limited to, that the Company shall not be obligated to effect more than three (3) demand registrations, file a registration statement within 120 days after the effective date of a previous registration statement filed pursuant to the agreement, or effect an underwritten offering on behalf of the Major Investors within certain time frames. The agreement also grants the stockholders that are a party thereto, piggyback rights whereby if the Company intends to register any of its securities (subject to certain exceptions, such as the filing of a Form S-8), the stockholders have the right to have all or a portion of their shares registered under that registration statement. The agreement provides the Major Investors certain information rights, and certain rights and obligations with respect to the preparation of registration statements, the Company’s obligation to keep any such registration statements effective for a certain period of time, and potential limitations on the number of shares of a Major Investor’s stock that may be included in any such registration statement.
Interim-CEO Consulting Services Agreement
On July 30, 2019, the “Company entered into a Consulting Services Agreement (the “Interim-CEO Consulting Services Agreement”) with ITH pursuant to which ITH agreed to provide certain consulting services to the Company for a ninety (90) day period commencing effective as of July 25, 2019, subject to automatic thirty (30) day renewals unless earlier terminated by the parties as provided therein. Lawrence D. Bain is the Managing Director of ITH. Mr. Bain served as the Company’s Chairman of the Board and Chief Executive Officer from July 24, 2014 until July 24, 2019, at which time his employment terminated. Pursuant to the Interim-CEO Consulting Services Agreement, Mr. Bain was appointed to fill a vacancy on the Board of Directors of the Company (created when Mr. Bain’s employment terminated and he stepped down from the Board of Directors) and to serve as Co-Chairman and Interim Chief Executive Officer of the Company until his service was terminated by the Board of Directors (which termination occurred on October 31, 2019.) The Interim-CEO Consulting Services Agreement imposed certain limitations on the authority of Mr. Bain to act on behalf of the Company. In exchange for ITH’s services under this agreement, the Company paid ITH a monthly consulting fee of $30,000. The agreement also contains various representations, protective covenants, termination provisions and other obligations and terms that are commonly contained in an agreement of this nature. During the year ended December 31, 2019, the Company paid ITH $0.2 million, net of certain withholdings, under the Interim-CEO Consulting Services Agreement. Other than with respect to certain representations and covenants which survive, this Agreement terminated effective October 31, 2019.
New Mexico Asset Consulting Agreement
On July 30, 2019, the Company and ITH also entered into a Consulting Services Agreement (the “New Mexico Asset Consulting Agreement”) pursuant to which ITH agreed to provide certain consulting services to the Company with respect to certain real property located in Sandoval County, New Mexico (the “New Mexico Asset”) for a period expiring on the earlier to occur of (a) consummation of the sale of all or substantially all of the New Mexico Asset and (b) December 31, 2022, unless such agreement is earlier terminated by the parties as provided therein. During the term of the New Mexico Asset Consulting Agreement, Mr. Bain is obligated to report to the Company’s Board of Directors and will serve as president of various corporations that serve as general partner of those entities that own the New Mexico Asset. The agreement imposes certain limitations on the authority of Mr. Bain to act on behalf of the Company. In exchange for ITH’s services under this agreement, the Company has agreed to pay ITH a base monthly consulting fee of $5,000 and an incentive bonus in the event that the cash consideration received from the sale of the New Mexico Asset exceeds certain minimum thresholds after payment of various reimbursements and expenses. The agreement also contains various representations, protective covenants, termination provisions and other obligations and terms that are commonly contained in an agreement of this nature. During the year ended December 31, 2019, the Company paid Mr. Bain $20,000 under the New Mexico Asset Consulting Agreement.
JIA Asset Management Agreement
Effective August 1, 2019, the Company entered into a Non-Discretionary Investment Advisory Agreement with JIA (the “JIA Asset Management Agreement”) pursuant to which JIA will manage certain assets of the Company, including the Company’s loan portfolio and certain of its legacy real estate owned properties. Under the terms of the JIA Asset Management Agreement, the Company will pay JIA an annual management fee equal to 1.5% of the net asset value of certain assets under management and a performance fee equal to 20% of the net profits earned upon disposition of those assets after the Company has received an annualized 7% return on its investment in those assets and recovery of the Company’s basis in such assets. In connection with the JIA Asset Management Agreement, certain employees of the Company have transitioned to become employees of JIA. JIA also sublets a portion of the Company’s office space. During the year ended December 31, 2019, we incurred base consulting fees to JIA of $0.1 million and recorded expense reimbursements from JIA for the sublease of office space and certain overhead charges of $0.1 million. Jay Wolf, a director of the Company, and Lawrence D. Bain, the former CEO of the Company, are managing partners of JIA.

Investment in Unconsolidated Entities
During the year ended December 31, 2019, the Company entered into a joint venture agreement with Juniper New Mexico, LLC and Juniper Bishops Manager, LLC (both related parties of Jay Wolf, a director of the Company) to participate in a $10.0 million investment in a mezzanine loan to be used to finance the renovation of a luxury resort located in Santa Fe, New Mexico.  The mezzanine loan is secondary to a senior mortgage loan funded by an unrelated party.  The joint venture is sponsored and managed by Juniper Bishops Manager, LLC. The Company’s maximum commitment under this investment is $3.9 million (or 39% of the $10.0 million loan), of which $3.8 million was funded as of December 31, 2019. The balance of $0.1 million was funded subsequent to December 31, 2019.
Nyack Asset Management Agreement
On February 14, 2019, the Company entered into an asset management agreement with Juniper Time Investor, LLC (“JTI”), an affiliate of Juniper and Jay Wolf, one of our directors, to provide certain asset management and related services in connection with JTI’s ownership and operation of the Time Hotel Nyack in Nyack, New York, which agreement was amended on April 1, 2019 (the “Nyack Asset Management Agreement”). Under the terms of the Nyack Asset Management Agreement, the Company is entitled to a monthly base asset management fee of $38,000, reimbursement of expenses, and a one-time exit fee of $0.25 million, payable within five business days following the sale of the property. During the year ended December 31, 2019, the Company earned base asset management fees of $0.4 million. As of December 31, 2019, the Company was due $0.1 million under this agreement. Subsequent to December 31, 2019, the Nyack Asset Management Agreement was terminated.

SUBMISSION OF PROPOSALS FOR NEXT ANNUAL MEETING
The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and Form of Proxy for the Company’s annual meeting of stockholders to be held in 2021 is currently expected to be December 31, 2020. Stockholder proposals should be directed to the Company via certified mail, Attention: Corporate Secretary, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, AZ 85253.
ANNUAL REPORTS
The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2019, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, AZ 85253, Attention: Corporate Secretary.
SOLICITATION OF PROXIES
The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation.
OTHER MATTERS
The directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
By Order of the Board of Directors

/s/ Jonathan Brohard

Jonathan Brohard
General Counsel and Corporate Secretary
April 29, 2020

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 22, 2020.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 is available free of charge at www.envisionreports.com/IMH.

IMH Financial Corporation

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Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1 and FOR Proposal 2.

01 - Chadwick S. Parson   02 - Leigh Feuerstein   03 - Dr. Andrew Fishleder
04 - Michael Racy

☐ **Mark here to vote FOR all nominees**   ☐ **Mark here to WITHHOLD vote from all nominees**   ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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1 U P X

039C0A

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of IMH Financial Corporation Shareholders

June 22, 2020, 9:00 am
Hotel Du Pont
11th and Market Street
Wilmington, DE 19801

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/IMH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

IMH Financial Corporation

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Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 22, 2020

Chadwick Parson and Jonathan Brohard, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of IMH Financial Corporation to be held on June 22, 2020 or at any postponement or adjournment thereof.

The shares represented by this proxy, when properly executed will be voted in the manner directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees identified in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

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IMH Financial Corporation

VOTE

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Online

Go to **www.envisionreports.com/IMH** or scan the QR code – login details are located below.

Votes submitted electronically must be received by 11:59am, (EST), on June 21, 2020

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the IMH Financial Corporation Annual Shareholder Meeting to be Held on June 22, 2020

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The IMH Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2019 and Notice of 2020 Annual Shareholder Meeting and related Proxy Statement to shareholders are available at:

www.envisionreports.com/IMH

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/IMH.**
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before June 8, 2020 to facilitate timely delivery.

2NOT

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039CRB

Shareholder Meeting Notice

IMH Financial Corporation's Annual Meeting of Shareholders will be held on June 22, 2020 at Hotel Du Pont, 11th and Market Street, Wilmington, DE 19801, at 9:00 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors unanimously recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to IMH Financial Corporation's 2020 Annual Meeting

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

- **Internet** – Go to **www.envisionreports.com/IMH**. Click Cast Your Vote or Request Materials.
- **Phone** – Call us free of charge at 1-866-641-4276.
- **Email** – Send an email to investorvote@computershare.com with "Proxy Materials for IMH Financial" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by June 8, 2020.